Exhibit 99.1

Annex I

Purchase Commitment Supplement No. 2

This Purchase Commitment Supplement No. 2 (this “Supplement”) is dated, executed and delivered as of August 23, 2017 pursuant to, and forms a part of, that certain Stock Purchase Agreement dated as of March 29, 2017 (as amended, supplemented or otherwise modified from time to time, the “Agreement”), by and among Dell Technologies Inc., a Delaware corporation (“Dell Technologies”), EMC Equity Assets LLC, a Delaware limited liability company and indirect wholly-owned Subsidiary of Dell Technologies (“Seller”), and VMware, Inc., a Delaware corporation (“VMware” and, together with Dell Technologies and Seller, collectively, the “Parties,” and individually, each a “Party”). Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Agreement.

Pursuant to and in accordance with Section 1.1(a) of the Agreement, the Parties hereby agree to a Purchase Commitment (“Purchase Commitment No. 2”) subject to the following additional terms and conditions:

1.      Defined Terms. As used in the Agreement, the following terms shall have the following respective meanings with respect to Purchase Commitment No. 2:

(a)    “Discount Factor” means 96.5%.

(b)    “Maximum Price” means the amount obtained by multiplying (x) the Initial Closing Per Share Price by (y) 1.25.

(c)    “Minimum Price” means the amount obtained by multiplying (x) the Initial Closing Per Share Price by (y) 0.75.

(d)     “Purchase Amount” means Three Hundred Million Dollars ($300,000,000).

(e)    “Purchase Date” means September 11, 2017.

(f)    “Reference Period Outside Start Date” means September 29, 2017.

(g)    “Reference Period Termination Date” means the date ending on the 35th Trading Day after the Reference Period Start Date, provided that, if, as calculated at the end of the period that would constitute the Reference Period without regard to this proviso, the Purchase Price would be (x) greater than the Maximum Price, the Reference Period shall be deemed to have terminated on the last Trading Day that would result in the Purchase Price not exceeding the Maximum Price or (y) less than the Minimum Price, the Reference Period shall be deemed to have terminated on the last Trading Day that would result in the Purchase Price not being less than the Minimum Price.

2.       Purchases During Reference Period. Dell Technologies and Seller shall not, and shall cause their respective controlled Affiliates (which shall be deemed not to include, for purposes of this Section 2, VMware and VMware’s Subsidiaries) not to, acquire, offer to acquire

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or agree to acquire beneficial ownership of any VMW Class A Common Stock during the Reference Period by purchase, tender offer, exchange offer, agreement or business combination or any other manner.

The Purchase Commitment as contemplated herein shall be subject to the terms and conditions of the Agreement as supplemented by this Supplement. Except as supplemented by this Supplement, the Agreement shall remain in full force and effect, enforceable in accordance with its terms.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplement to be duly executed by their respective authorized officers as of the date set forth above.

DELL TECHNOLOGIES INC.

By:	/s/ Janet M. Bawcom
	Name:	Janet M. Bawcom
	Title:	Senior Vice President and Assistant Secretary

EMC EQUITY ASSETS LLC

By:	/s/ Janet M. Bawcom
	Name:	Janet M. Bawcom
	Title:	Senior Vice President and Assistant Secretary

VMWARE, INC.

By:	/s/ Zane Rowe
	Name:	Zane Rowe
	Title:	Chief Financial Officer and Executive Vice President

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